Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-198847

Prospectus Supplement No. 5
(To Prospectus filed on July 26, 2016, as supplemented
by Prospectus Supplement No. 1 dated August 1, 2016, Prospectus Supplement No. 2 dated

August 10, 2016, Prospectus Supplement No. 3 dated August 12, 2016, and Prospectus Supplement No. 4 dated August 19, 2016)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 5 supplements the information contained in the Prospectus, dated as of July 26, 2016, as amended by Prospectus Supplement No. 1 dated August 1, 2016, Prospectus Supplement No. 2 dated August 10, 2016, Prospectus Supplement No. 3 dated August 12, 2016, and Prospectus Supplement No. 4 dated August 19, 2016, relating to the resale of up to 47,674,386 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 5 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on August 19, 2016.

You should read this Prospectus Supplement No. 5 in conjunction with the Prospectus. This Prospectus Supplement No. 5 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 5 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 16, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2016

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55415	99-0376434
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 13, 2016, Enumeral Biomedical Corp. (“Enumeral”), a wholly owned subsidiary of Enumeral Biomedical Holdings, Inc. (the “Company”), entered into an Amendment of Solicitation/Modification of Contract (the “Amendment”) with the National Cancer Institute (“NCI”) related to that certain Award/Contract, dated as of September 10, 2014, between Enumeral and NCI (the “NCI Contract”). Pursuant to the terms of the Amendment, the period of performance under the NCI Contract is extended to March 15, 2017.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three-month period ending September 30, 2016. The Company intends to seek confidential treatment for certain portions of the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated: September 16, 2016	By:	/s/ Kevin G. Sarney
Name: Kevin G. Sarney Title: Vice President of Finance, Chief Accounting Officer and Treasurer